Exhibit 8

Subsidiary	Jurisdiction of Incorporation
BioNTech Australia Pty Ltd	Australia
BioNTech BioNTainer Holding GmbH	Germany
BioNTech Cell & Gene Therapies GmbH	Germany
BioNTech Collaborations GmbH	Germany
BioNTech Delivery Technologies (US), LLC	Delaware
BioNTech Delivery Technologies GmbH	Germany
BioNTech Diagnostics GmbH	Germany
BioNTech Europe GmbH	Germany
BioNTech Idar-Oberstein Services GmbH	Germany
BioNTech Individualized mRNA Manufacturing GmbH	Germany
BioNTech Innovation and Services Marburg GmbH	Germany
BioNTech Innovation GmbH	Germany
BioNTech Innovative Manufacturing Services GmbH	Germany
BioNTech Israel Ltd	Israel
BioNTech Manufacturing GmbH	Germany
BioNTech Manufacturing Marburg GmbH	Germany
BioNTech Pharmaceuticals Asia Pacific Pte. Ltd.	Singapore
BioNTech Pharmaceuticals Spain S.L.U.	Spain
BioNTech R&D (Austria) GmbH	Austria
BioNTech Real Estate Holding GmbH	Germany
BioNTech Research and Development, Inc.	Delaware
BioNTech Rwanda Ltd	Rwanda
BioNTech (Shanghai) Pharmaceuticals Co., Ltd	China
BioNTech Switzerland GmbH	Switzerland
BioNTech Taiwan Co. Ltd.	Taiwan
BioNTech Turkey Tıbbi Ürünler Ve Klinik Araştırma Ticaret Anonim Şirketi	Turkey
BioNTech UK Limited	UK
BioNTech US Inc.	Delaware
BioNTech USA Holding LLC	Delaware
Biotheus	Cayman Islands
Biotheus Admin Ltd	BVI
Biotheus (Australia) Pty Ltd	Australia
Biotheus (Hengqin) Co., Ltd.	China
Biotheus (Hong Kong) Limited	Hong Kong
Biotheus Inc.	China

Exhibit 8

Subsidiary	Jurisdiction of Incorporation
Biotheus (Nantong) Co., Ltd	China
Biotheus (Singapore) Pte Ltd	Singapore
Biotheus (Suzhou) Co., Ltd	China
Biotheus US Inc.	Delaware
Cabt-Bio (Hong Kong) Limited	Hong Kong
InstaDeep DE GmbH	Germany
InstaDeep LLC	Delaware
InstaDeep Ltd	UK
InstaDeep Nigeria Limited	Nigeria
InstaDeep SARL	Tunisia
InstaDeep SAS	France
JPT Peptide Technologies GmbH	Germany
JPT Peptide Technologies, Inc.	Delaware
New Technologies Re	Luxembourg
NT Security and Services GmbH	Germany
reSano GmbH	Germany